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                                                                    EXHIBIT 11.1


                    GENESEE & WYOMING INC. AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE

                    (in thousands, except per share amounts)


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                                                              YEAR TO DATE
                                                             MARCH 31, 1997
                                                             --------------

PRIMARY EARNINGS PER SHARE CALCULATION:
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Net Income                                                      $2,134

Weighted average number of common stock and common stock equivalents outstanding:

  Weighted average number of shares outstanding                  5,246
  Common stock equivalents applicable to warrants                   42
  Common stock equivalents issuable under stock option plans       181
                                                                ------
  Common stock and common stock equivalents                      5,469

Earnings per share - primary                                    $ 0.39

FULLY DILUTED EARNINGS PER SHARE CALCULATION:
---------------------------------------------

Net Income                                                      $2,134
Weighted average number of common stock and common stock equivalents outstanding:

  Weighted average number of shares outstanding                  5,246
  Common stock equivalents applicable to warrants                   42
  Common stock equivalents issuable under stock option plans       181
                                                                ------
  Common stock assuming full dilution                            5,469

Earnings per share - fully diluted                              $ 0.39

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(1)  This calculation is submitted in accordance with the regulations of the
Securities and Exchange Commission although not required by APB Opinion No. 15 because it results in dilution of less than 3%.